Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

CONTACT: Marty McKenna (312) 928-1901

March 19, 2024

Equity Residential Appoints Ann C. Hoff and Nina P. Jones to Board of Trustees

Chicago, IL – March 19, 2024 - Equity Residential (NYSE: EQR) today announced the appointment of Ann C. Hoff and Nina P. Jones to the Company’s Board of Trustees to serve until the next annual meeting of shareholders. Both Ms. Hoff and Ms. Jones qualify as independent trustees under the New York Stock Exchange’s listing standards. Ms. Hoff will serve on the Audit Committee and Ms. Jones will serve on both the Audit and Corporate Governance Committees. With these appointments, the Company’s Board will increase to 11 members.

Ms. Hoff, 57, is the President and Chief Operating Officer of Bellagio and Park MGM at MGM Resorts International (NYSE: MGM), a global gaming and entertainment company. In this role, which she has held since December 2020, she oversees all aspects of operations for two casino resort destinations. Prior to this role she held various operating and marketing positions at MGM since joining the company in 1990. She received a B.S. in Hotel and Restaurant Management from the University of Nevada, Las Vegas and is involved in numerous professional and charitable organizations.

Ms. Jones, 44, recently retired from T. Rowe Price, a global investment manager with over $1 trillion in assets under management, where she most recently served as Vice President, Portfolio Manager, of the U.S. Real Estate Equity Strategy. She has more than 15 years of real estate investing experience at T. Rowe. She received a B.S in Accounting and Finance from the University of Maryland and an M.B.A. from the Columbia University Graduate School of Business. She currently serves as a director of Simon Property Group (NYSE: SPG).

“We are excited to welcome both Ann and Nina to our Board. Ann’s extensive experience in operations and customer strategy and Nina’s deep knowledge of the public real estate industry as an investor will complement our already strong Board. We look forward to their future contributions to Equity Residential’s success in creating value for our shareholders,” said Mark J. Parrell, Equity Residential’s President and CEO.

Ferguson Partners, a firm specializing in Board and executive recruitment in the REIT industry, advised Equity Residential in recruiting Ms. Hoff for this Board role.

About Equity Residential

Equity Residential is committed to creating communities where people thrive. The Company, a member of the S&P 500, is focused on the acquisition, development and management of residential properties located in and around dynamic cities that attract affluent long-term renters. Equity Residential owns or has investments in 302 properties consisting of 80,191 apartment units, with an established presence in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California, and an expanding presence in Denver, Atlanta, Dallas/Ft. Worth and Austin. For more information on Equity Residential, please visit our website at www.equityapartments.com.